Exhibit 99.1

To Our Shareholders,

We are pleased to report that 2025 is shaping up to be another strong year for the Company. In the second quarter, we achieved record revenues of $512.4 million, an increase of $30.8 million, or 6.4%, as compared to the second quarter of 2024. This revenue improvement was led by our Residential/Commercial (R/C) segment, which grew by 8.1%, while the Utility segment posted a 5.1% year-over-year increase. Income from operations for the quarter rose 5.7% to $49.1 million, up from $46.4 million in the prior year. Net income increased 10.3%, reaching $32.7 million.
Revenues for the first half of 2025 reached a record high of $947.3 million, representing an increase of $60.8 million, or 6.9 percent, compared to the same period in 2024. This growth was driven by strong performance across both the R/C and Utility segments, which reported year-to-date revenue increases of 8.9 percent and 5.4 percent, respectively. The R/C segment reported $424.0 million in revenue, an increase of $34.7 million over the prior year, driven primarily by strong growth in the Commercial Landscape Services and Canadian Residential service lines. The Utility segment generated $522.0 million in revenue, up from $495.2 million in the prior year, reflecting continued strength across both Eastern and Western line clearance operations. Both Eastern Utility and Surgery Company have done an excellent job over the past few years diversifying their customer base and developing successful client partnerships.
Income from operations for the first half was $47.6 million, a slight increase over $46.7 million in the prior year. Managing expenses remains a priority, and a challenge, as inflationary pressures, Federal spending delays or reductions, and fluctuating tariffs continue to create uncertainty around labor, equipment, repair and material costs. These headwinds affected several service lines, particularly those reliant on government projects or client discretionary spending. Net income for the first six months totaled $29.5 million, up 7.5% from $27.4 million in the same period of 2024. The Company remains focused on driving profitable growth, managing costs, and ensuring that pricing strategies pivot to reflect the volatile and unpredictable economic conditions.
Our balance sheet is solid, and our leverage ratios remain in line with historical company averages, even with higher debt levels resulting from our strategic capital investments. As previously discussed, these include the nearly completed Davey SEED (Science, Employee Education and Development) Campus, the ongoing upgrade of the SAP S/4 HANA® enterprise system and the installation of a telematics system in our vehicles to improve employee and community safety. These investments, combined with elevated interest rates, lead to a slight increase in interest expense of $9.4 million for the first half of 2025 compared to $9.3 million in 2024. We remain committed to disciplined cash management and continue to prioritize liquidity while making targeted investments that strengthen our infrastructure and position the Company for sustainable, long-term growth.
We are also pleased to announce our new partnership with Principal, who will serve as the Company’s Transfer Agent for all stock transactions beginning in 2026. Principal already manages the Company’s 401(k) plan, making them a trusted and familiar partner. Effective in January, 2026, shareholders will have access to a secure online platform that will allow them to view, plan, and transact their stock holdings with greater ease. As part of this transition, the Company will no longer issue paper stock certificates. All shares, including prior paper stock certificates, will be recorded electronically within each shareholder’s Principal account. This change is designed to enhance our shareholder experience while establishing scalable, modern processes that align with the Company’s long-term growth strategy. More information regarding this transition will be shared throughout the coming months.

Our independent stock valuation firm, Management Planning Inc., determined that our market price, effective June 30, 2025, increased to $25.50 from our year-end price of $24.10 or 5.8%, which, from a historical perspective, is quite a significant mid-year move. While the increase was driven partially by our improved year over year performance, the strong performance of our peer group in the first 6 months of 2025 also played a large role in the new evaluation. Additionally, I am pleased to announce that at the July Board of Directors meeting the Board approved a dividend of $0.025 per share for the third quarter of 2025.
As we begin the second half of 2025, I want to thank our employees for their continued hard work and dedication. Our employees are the foundation of our company and the cornerstone of our success. The professionalism demonstrated by our operational teams, administration, and field teams truly reflects our core values. Looking ahead, we remain focused on disciplined execution, cost management, strong financial performance, and an uncompromising commitment to safety. There is a lot of important work to be done in the second half of the year, and I am confident in our team’s ability to deliver.

For additional information and news on the Company, please go to:
https://www.davey.com/shareholders
Thank you all for your continued support.

Patrick M. Covey
Chairman, President and Chief Executive Officer

	Three Months Ended		Six Months Ended
	June 28, 2025	June 29, 2024	June 28, 2025	June 29, 2024
Operating Statement Data:
Revenues	$512,445	$481,654	$947,281	$886,463
Costs and expenses:
Operating	321,321	300,306	617,253	581,085
Selling	85,603	81,511	166,956	151,487
General and administrative	39,036	37,370	79,636	75,861
Depreciation and amortization	19,333	17,371	37,901	33,779
Gain on sale of assets, net	(1,982)	(1,382)	(2,015)	(2,461)
Income from operations	49,134	46,478	47,550	46,712
Interest expense	(4,980)	(5,222)	(9,362)	(9,289)
Interest income	756	998	1,308	1,524
Other, net	424	(2,169)	(1,292)	(3,533)

Income before income taxes	45,334	40,085	38,204	35,414
Income taxes	12,564	10,365	8,692	7,969
Net income	$32,770	$29,720	$29,512	$27,445

Net income per share:
Basic	$.81	$.72	$.72	$.65
Diluted	$.78	$.68	$.69	$.63

Weighted average shares outstanding:
Basic	40,584	41,414	41,009	41,922
Diluted	42,224	43,388	42,586	43,846
Dividends per share	$.025	$.025	$.050	$.050

Balance Sheet Data:	June 28, 2025	December 31, 2024
Cash and accounts receivable	$444,465	$414,548
Current:
Assets	546,215	538,953
Liabilities	294,944	322,481
Net working capital	$251,271	$216,472
Long-term debt	$397,695	$338,655
Other long-term liabilities	375,980	377,275
Total equity	375,722	369,140
Total assets	$1,444,341	$1,407,551
Common shares, net outstanding	40,265	40,474

This information and other statements by the Company may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. These statements relate to future events or our future financial performance. In some cases, forward-looking statements may be identified by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue” or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors that may cause our or our industry’s actual results, levels of activity, performance or achievements to differ materially from what is expressed or implied in these forward-looking statements.
Forward-looking statements are subject to a number of risks and uncertainties, and actual performance or results could differ materially from that anticipated by any forward-looking statements. Factors that may adversely impact our actual results include the effects on us, or our customers or vendors, of epidemics, pandemics, severe weather events, terrorism, other external events and natural disasters, including wildfires in California and other areas, our ability to attract and retain a sufficient number of qualified employees and management, our liability risk exposure under contracts and cost and availability of adequate insurance coverage or our self-insurance accruals, seasonality and weather-dependence of our business (other than tree services to utility customers), litigation and third-party and governmental regulatory claims, competition, increases in fuel prices, general and local economic conditions, credit and financial markets, and any impact on our customers’ spending, pricing for our services, and collections of accounts receivable, cyber and other disruptions of our information technology systems, governmental regulations, including climate, environmental, social, governance, health care, immigration and data privacy, and cost of compliance or resulting liabilities and penalties, damage to our reputation, foreign currency fluctuations, no established market for our stock, and such additional factors that are discussed in “Part I - Item 1A. Risk Factors.” of our annual report on Form 10-K for the year ended December 31, 2024, and in our subsequent filings with the Securities and Exchange Commission. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We are under no duty to update any of the forward-looking statements.